EXHIBIT 10.1

Sun Healthcare Group, Inc. Executive Bonus Plan

Effective January 1, 2008, annual incentive bonuses of senior management of Sun Healthcare Group, Inc. (“Sun”) and senior management of SunBridge Healthcare Corporation (“SunBridge”) shall be determined pursuant to this plan.

The incentive bonus (the “Bonus”) of an executive for any fiscal year (the “Applicable Fiscal Year”) shall be based on the criteria set forth below.   For Mr. Matros, Mr. Mathies and Dr. Hunker, the Bonus will be based upon achievement of the EBITDA and quality of care targets as described below.  For Mr. Shaul, Mr. Newman and Ms. Fisher, the Bonus will be determined solely by achievement of the EBITDA target as described below.

1.           EBITDA.  The amount of the Bonus for all executives shall be based upon Sun’s normalized consolidated earnings before interest, taxes, depreciation and amortization of Sun (“EBITDA”), as published by Sun in its press release announcing financial results for the Applicable Fiscal Year. The Compensation Committee of the Board of Directors (the “Committee”) of Sun reserves the right to make adjustments to the normalizing items in determining the level of achievement of the EBITDA target.

The Committee shall establish the EBITDA target each year.  Subject to the provisions of Section 2, the amount of the Bonus shall be based upon actual EBITDA attained as a percentage of the target EBITDA as follows (percentages in the tables are percentages of base salary as of the last day of the Applicable Fiscal Year):

Name	Position	85% of target	100% of target	115% of target
R. Matros	Chairman & CEO	18%	90%	158%
W. Mathies	COO SunBridge	15%	75%	131%
B. Shaul	CFO	15%	75%	131%
C. Hunker	Ch. Comp. & Ch. Risk Off.	15%	75%	131%
M. Newman	GC	15%	75%	131%
H. Fisher	SVP, HR	10%	50%	88%

If actual EBITDA is less than 85% of target EBITDA, no Bonus will be paid to any executive.  If actual EBITDA exceeds 115% of target EBITDA, each Bonus will equal the percentage of base salary set forth in the last column of the table above.  If actual EBITDA is greater than 85% of target EBITDA but less than 100% of target EBITDA, or greater than 100% but less than 115%, the amount of the Bonus will be prorated between the amounts shown in the applicable columns of the table.

2.           Quality of Care Component.    If the quality of care target is met, the Bonus shall be paid in the amount determined as set forth above.  If the quality of care target is not met, the Committee shall deduct such amount of the Bonus for each of Mr. Matros, Mr. Mathies and Dr. Hunker as it determines in its discretion from the amount otherwise payable.  The quality of care target is met if quality of care at skilled nursing centers operated by SunBridge and its subsidiaries is better than or equal to the quality of care at skilled nursing centers of SunBridge’s for-profit peer group of companies for the Applicable Fiscal Year (or the twelve month period ending as close as possible to the end of Applicable Fiscal Year for which data are available at the time the Committee considers the amount of the Bonus), in each case as measured by the Health Deficiency Index reported by the Long Term Care Institute.  Notwithstanding the above, if actual EBITDA is at least equal to 85% of target, the amount of the Bonus payable to Messrs. Matros and Mathies cannot be less than 10% of their respective base salaries.

3.           Timing of Payment.  The Bonus shall be paid to each executive at the time specified in such executive’s employment agreement.